Teucrium Investment Advisors, LLC

Code of Ethics

Cory Mullen-Rusin, CCO
cory.mullenrusin@teucrium.com

April 2025

1.Introduction

Teucrium Investment Advisors, LLC (“Teucrium” or the “Adviser”) is an investment adviser registered with the Securities and Exchange Commission pursuant to the requirements of the Investment Advisers Act of 1940 (the “Advisers Act”). Teucrium has established a Code of Ethics (the “Code”) requiring compliance with all applicable regulations under the Advisers Act, the Investment Company Act of 1940 (“the IC Act”), and Federal Securities Law by all Supervised Persons. Supervised Persons, defined broadly, include any partner, officer, director (or other person occupying a similar status or performing similar functions), employee of Teucrium, or other person who provides investment advisory services on behalf of the investment adviser and is subject to the supervision and control of Teucrium. All individuals employed by Teucrium are considered Supervised Persons, unless expressly excluded by the Chief Compliance Officer. All Supervised Persons are considered Access Persons for purposes of the Code of Ethics.

This Code is designed to meet current regulatory obligations and ensure the proper compliance framework to support organizational growth. Each person subject to the Code must acknowledge that he or she has received, read, and agrees to be bound by the Code. Any questions regarding obligations set forth in this Code of Ethics should be directed to the Chief Compliance Officer (“CCO”). Employees must promptly report any violations of the Code to the CCO. All reported Code of Ethics violations will be treated confidentially and will be free from retaliation.

The Adviser will hold training upon hire and annually for all Supervised Persons. Training will cover topics addressed in this Code, Compliance Manual, and standalone policies of the Adviser.. Teucrium will assess compliance with this Code, Compliance Manual, and standalone policies of the Adviser on a regular basis. Additionally, Teucrium requires regular recertification from each Spervised Person regarding their understanding and compliance with requirements under this Code..

2.Standards of Business Conduct

Under the Advisers Act, an investment advisor owes a fiduciary duty of loyalty and care to its clients. As a fiduciary, Teucrium is obligated to avoid overreaching or taking unfair advantage of a Client’s or investor’s trust and to eliminate or disclose potential conflicts of interest. The Adviser has an affirmative duty to act solely in the best interest of its clients and make full and fair disclosure of all material facts, particularly where the Adviser’s interests may conflict with those of its Clients.

Supervised Persons at all times must comply with the following standards of conduct to ensure Teucrium meets its fiduciary obligations:

•All Supervised Persons will act with competence, dignity, integrity, and in an ethical manner when dealing with Clients, the public, prospects, third-party service providers, and fellow Supervised Persons.
•Supervised Persons designated as Access Persons by a Registered Investment Company (“RIC”) shall comply with the RIC’s Code of Ethics in addition to Teucrium’s Code of Ethics, if applicable.
•At all times, all Supervised Persons must comply with applicable federal securities laws and must reflect the professional standards expected of those engaged in the investment advisory business, and they shall act within the spirit and the letter of the federal, state, and local laws and regulations pertaining to investment advisers and the general conduct of business. These standards require all personnel to be judicious, accurate, objective, and reasonable in dealing with both Clients and other parties so that his or her personal integrity is unquestionable.
•All Supervised Persons are required to report any actual or suspected violation of the Code, by any person, to the CCO or other appropriate persons of the Adviser promptly. Such reports will be held in confidence to the extent practicable. However, the Adviser remains responsible for satisfying the regulatory reporting and other obligations that may follow the reporting of a potential violation.
•Supervised Persons must use good judgment in identifying and responding appropriately to actual or apparent conflicts. Conflicts of interest between Teucrium, Supervised Persons, and/or Clients must be disclosed and resolved in a manner that favors the best interest of Clients. If a Supervised Person believes that a conflict of interest has not been identified or appropriately addressed, that Supervised Person should promptly bring the issue to the CCO’s attention.
•All Supervised Persons are prohibited from engaging in any practice that defrauds or misleads any Client, or from engaging in any manipulative or deceitful practice with respect to Clients or securities.
•No Supervised Person may serve on the board of directors of any publicly traded company without prior written permission from the CCO.
•Supervised Persons will not cause or attempt to cause any Client to purchase, sell, or hold any security in a manner calculated to create any personal benefit, or on behalf of the Adviser.
•Supervised Persons must use reasonable care and exercise independent professional judgment when conducting investment analysis, making investment recommendations, trading, promoting the Adviser’s services, and engaging in other professional activities.
•Supervised Persons must conduct all personal securities transactions in full compliance with this Code. Doubtful situations should be resolved in favor of Clients and in cooperation with the CCO. Technical compliance with the Code's provisions shall not automatically insulate from scrutiny any securities transactions or actions that could indicate a violation of the Adviser's fiduciary duties.
•Personal transactions in securities by Access Persons must be transacted to avoid even the appearance of a conflict of interest on the part of such personnel with the interests of the Adviser's Clients. Likewise, Access Persons must avoid actions or activities that allow (or appear to allow) a person to profit or benefit from his or her position with the Adviser at the expense of Clients, or that otherwise bring into question the person's judgment.
•Access Persons are subject to Insider Trading Policies adopted by the Adviser to detect and prevent the misuse of material nonpublic information.
•No Supervised Person shall communicate information known to be false to others (including but not limited to clients, prospective clients, and other Supervised Persons) with the intention of manipulating financial markets for personal gain.
•Supervised Persons are prohibited from accepting compensation for services from outside sources without the specific prior written permission of the CCO.
•When any Supervised Person faces a conflict or potential conflict between his or her personal interest and the interests of Clients, he or she is required to immediately report the conflict to the CCO for instructions regarding how to proceed.
•Supervised Persons must treat recommendations and actions of the Adviser as confidential and private matters. Accordingly, Teucrium has adopted a Privacy Policy to prohibit the transmission, distribution, or communication of any information regarding securities transactions in Client accounts or other nonpublic information, except to broker-dealers, other bona fide service providers, or regulators in the ordinary course of business. In addition, no information obtained during the course of employment regarding particular securities (including internal reports and recommendations) may be transmitted, distributed, or communicated to anyone who is not affiliated with the Adviser, without the prior written approval of the CCO.
•No Supervised Person shall intentionally sell to or purchase from a Client any security or other property without prior written authorization from the CCO.
•No Supervised Person shall provide loans or receive loans from clients without prior written authorization from the CCO.

3.Definitions

Access Person - Access Persons are Supervised Persons who have access to non-public information regarding Teucrium's Funds, or non-public information regarding the portfolio holdings of any of Teucrium's Funds, or any Teucrium services; are involved in making investment recommendations to Clients, or have access to such recommendations that are non-public; in connection with their regular functions or duties, make, participate in or obtain information regarding transactions in Teucrium's Funds or their functions relate to the making of any recommendations with respect to Teucrium's Funds; are personnel, such as client service representatives, administrative and technical staff, who may qualify as Access Persons if their job functions give them access to material non-public information or client or fund information; are any other person designated by the CCO as necessary. All Supervised Persons of the Adviser are considered Access Persons.

Account – Any accounts in which Securities Transactions can be effected including any accounts held by any Access Person; accounts of the Access Person’s Immediate Family members (any relative by blood or marriage) living in the Access Person’s household or is financially dependent; accounts held by any other related individual over whose account the Access Person has discretionary control; any other account where the Access Person has discretionary control and materially contributes; and any account in which the Access Person has a direct or indirect beneficial interest, such as trusts and custodial accounts or other accounts in which the Access Person has a beneficial interest or exercises investment discretion.

Advisers Act – refers to the Investment Advisers Act of 1940, as amended.

Automatic Investment Plan – A program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An Automatic Investment Plan includes a dividend reinvestment plan.

Beneficial Ownership – The Code applies to all accounts and securities beneficially owned by you as well as accounts under your direct or indirect influence or control. Essentially, this means that if you have the ability to profit, directly or indirectly, or share in any profit from a transaction, you have Beneficial Ownership. If you are unsure if an account or investment falls under your beneficial ownership, contact the CCO for further guidance.

Practical Application of Beneficial Ownership:
•You live with your parents: If you live in your parents’ house but do not financially support your parents, your parents’ accounts and securities are not beneficially owned by you and do not require disclosure.
•Your parent lives with you: If you provide financial support to your parent, your parent’s accounts and securities are beneficially owned by you and require disclosure.
•You have an adult child living in your home: If you provide financial support to your child, your child’s accounts and securities are beneficially owned by you and require disclosure.
•You have a college-age child: If your child is in college and you still claim the child as a dependent for tax purposes, you are the beneficial owner of their accounts and securities.
•Your child has a UGMA/UTMA account: If you (or your spouse) are the custodian for the minor child, the child’s accounts are beneficially owned by you. If someone other than you (or your spouse) is the custodian for your minor child’s account, the account is not beneficially owned by you.
•You have a domestic partner or similar cohabitation arrangement: If you contribute to the maintenance of a household and the financial support of a partner, your partner’s accounts and securities are beneficially owned by you and require disclosure.
•You have a roommate: Generally, roommates are presumed to be temporary and therefore you have no beneficial ownership in one another’s accounts and securities.

•You have power of attorney: If you have been granted power of attorney over an account, you are not the beneficial owner of the account until the time that the power of attorney has been activated.
•You are the trustee and/or the beneficiary of a trust: Due to the complexity and variety of trust agreements, these situations require case-by-case review by the CCO.

Chief Compliance Officer (“CCO”) – The CCO as referenced is designated by Teucrium. The CCO may designate additional individuals, where appropriate, to operate in the capacity of the CCO as outlined in this Code.

Client – The Advisers funds and shareholders.

Code – refers to this Code of Ethics.

Designee – a member assigned by the CCO to assist with the monitoring and enforcement of Teucrium’s Compliance Program. The CCO may appoint employees of Teucrium, a third-party consultant, and/or any other individual or entity the CCO deems appropriate.

Firm – refers to Teucrium Investment Advisors, LLC.

Foreign Corrupt Practices Act (“FCPA”) – refers to the Foreign Corrupt Practices Act of 1977, as amended. The FCPA was enacted for the purpose of making it unlawful for certain classes of persons and entities to make payments to foreign government officials to assist in obtaining or retaining business. Specifically, the anti-bribery provisions of the FCPA prohibit the willful use of the mail or any means of instrumentality of interstate commerce corruptly in furtherance of any offer, payment, promise to pay, or authorization of the payment of money or anything of value to any person, while knowing that all or a portion of such money or thing of value will be offered, given or promised, directly or indirectly, to a foreign official to influence the foreign official in his or her official capacity, induce the foreign official to do or omit to do an act in violation of his or her lawful duty, or to secure any improper advantage in order to assist in obtaining or retaining business for or with, or directing business to, any person.

Fund – The ETFs registered under the 40 Act that are the Clients of the Adviser.

Immediate Family Member of an Access Person – means any of the following persons sharing the same household with the Access Person (which does not include temporary house guests): a person’s child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, sister-in-law, legal guardian, adoptive relative, or domestic partner; any person sharing the same household with the Access Person (which does not include temporary house guests) that holds an account in which the Access Person is a joint owner or listed as a beneficiary; or any person sharing the same household with the Access Person in which the Access Person contributes to the maintenance of the household and material financial support of such person.

Initial Public Offering (“IPO”) - generally refers to when a company first sells its shares to the public.

Investor - Investors in at least one Teucrium fund or fund-related investment vehicle

Material Non-Public Information (“MNPI”) – Any information that has not been publicly disseminated, or that was obtained legitimately while acting in a role of trust or confidence of an issuer or that was obtained wrongfully from an issuer or such person acting in a role of trust or confidence that a reasonable investor would consider important in making a decision to buy, hold or sell a company’s securities. Regardless of whether it is positive or negative, historical or forward-looking, any information that a reasonable investor could expect to affect a company’s stock price.

Hadrius – An online compliance management application used for Access Persons to disclose all personal compliance disclosures.

Reportable Securities – Rule 204A-1 treats all securities as reportable securities, with five exceptions designed to exclude securities that appear to present little opportunity for the type of improper trading on behalf of a Access Person which the restrictions are designed to mitigate and /or uncover. These include:
•transactions and holdings in direct obligations of the Government of the United States.
•money market instruments — bankers' acceptances, bank certificates of deposit, commercial paper, repurchase agreements, and other high-quality short-term debt instruments.
•shares of money market funds.
•transactions and holdings in shares of other types of mutual funds unless the adviser or a control affiliate acts as the investment adviser or principal underwriter for the fund.
•transactions in units of a unit investment trust if the unit investment trust is invested exclusively in unaffiliated mutual funds.

Securities Transactions – The term “Securities Transactions” as used within this Code typically refers to the purchase and/or sale of Securities, (as defined herein), by a Access Person. Securities Transactions shall include any gift of Reportable Securities that is given or received by the Access Person, including any inheritance received that includes Reportable Securities.

Supervised Person – The Advisers Act defines “Supervised Person” to mean any partner, officer, director (or other person occupying a similar status or performing similar functions), or employee of an investment adviser, or other person who provides investment advice on behalf of the investment adviser and is subject to the supervision and control of the investment adviser. Supervised Persons of Teucrium include all directors, officers, and any other personnel as designated as a Supervised Person by the CCO. All employees of Teucrium are considered to be Supervised Persons.

4.Code of Ethics Compliance and Administration

The CCO is responsible for administering this Code of Ethics and shall certify compliance with any RIC’s Code of Ethics to the RIC CCO on a quarterly basis as required. An annual written report shall be provided to any applicable Trust CCO and its Board of Trustees for RIC clients. The CCO will certify that the Adviser has adopted procedures reasonably necessary to prevent Supervised Persons from violating the Code of Ethics. It is the obligation of all Supervised Persons of Teucrium to abide by this Code. All questions regarding the obligations set forth in this Code should be directed to the CCO.

Teucrium is committed to maintaining compliance with applicable laws, regulations, and its established policies. It is the policy of the Adviser that any violation or suspected violation of this Code shall be immediately reported to the CCO or another member of management. In the event that an issue is alleged against the CCO, Supervised Persons may report such issue to another member of Adviser management, directly to PINE, or to Legal Counsel.

Nothing herein shall prohibit or impede in any way a Supervised Person or former Supervised Person from reporting a possible securities law violation directly to the SEC or other regulatory authority. In addition, the Adviser will not retaliate in any way against a Access Person or former Access Person for providing information relating to a possible securities law violation to the SEC or other regulatory authority in good faith.

The Adviser's management will review the terms and provisions of this Code at least annually and make amendments as necessary. The Adviser will distribute the Code to each Access Person upon the commencement of employment, or engagement, upon any amendment to the Code of Ethics, and annually. Any amendments will be distributed to all Access Persons of the Adviser, and the Adviser shall require each Access Person to provide in writing an acknowledgment of their receipt, understanding, and acceptance of the change(s).

All Access Persons must acknowledge that they have received, read, understand, and agree to comply with the Adviser's Code of Ethics via the Firm’s compliance reporting system, Hadrius, upon commencement of employment or engagement with the Adviser. The Adviser will describe its Code of Ethics in Part 2A of Form ADV if the Adviser is required to complete and file such document in the future.
The CCO will maintain a copy of this Code of Ethics in the Adviser's files. Additionally, the CCO will review the Code of Ethics at least annually to ensure it remains appropriately aligned with the Adviser's advisory business. The Adviser will furnish clients with a copy of the Code of Ethics upon request. All client requests for the Adviser’s Code of Ethics should be directed to the CCO.

5.Personal Trading Policies

Personal Securities Transactions

Rule 204A-1 of the Investment Advisers Act of 1940 requires certain Supervised Persons of a Registered Investment Company, deemed “Access Persons” to report their personal Securities Transactions and holdings. Rule 204A-1 defines an Access Person as any Supervised Person who has access to nonpublic information regarding Clients’ purchase or sale of securities, who is involved in making securities recommendations to Clients, or who has access to such recommendations that are nonpublic. The Adviser has deemed all Supervised Persons to be Access Persons.

As such, personal trading activity of Teucrium’s Access Persons should be executed in a manner consistent with Teucrium's fiduciary obligations to Clients. This Code also covers the personal investments of immediate family members, as required by rule 204A-1. Immediate family members include persons sharing the same household as the Access Person. Trades should avoid actual improprieties and the appearance of impropriety.

Initial Account and Holdings Disclosure Requirement

Accounts: Within 10 calendar days of an Access Person's start date, the Access Person is required to disclose all brokerage accounts in which they have beneficial ownership. Access Persons must allow brokers or financial institutions to provide duplicate confirmations and statements directly to Teucrium in accounts that can hold reportable Securities. If a Access Person’s broker is unwilling or unable to provide duplicate statements, the Access Person is required to provide statements to the CCO.

Holdings: Within 10 calendar days of a Access Person’s start date, all holdings in Reportable Securities that are beneficially owned by the Access Person must be disclosed, excluding those managed by a third party. Holdings information must be current as of 45 days prior to the Access Person’s start date.

Ongoing Disclosure Requirements

Accounts: Access Persons must promptly disclose any newly opened accounts under their Beneficial Ownership that have the ability to hold Reportable Securities.

Transactions/Holdings: Access Persons must ensure that the CCO receives Securities Transaction information on a regular basis. This is achieved by:
•Automatic Data Connection in Hadrius – Access Persons are encouraged to connect their brokerage accounts through the automatic account connection feature in Hadrius which allows for transaction and holding data to be transmitted. This provides compliance with the most timely and accurate account information.
•Statement Uploads – Where an automatic data feed connection in Hadrius is not available or operating properly, Access Persons are required to upload statements on a regular basis for review by the CCO. The CCO or Compliance Designee will will review trade details for Access Persons that utilize this option.

Attestation Requirements
Annual:
•Account Attestation
•Holdings Attestation

Quarterly:
•Account Attestation
•Quarterly Transaction Attestation
•Outside Business Activity Attestation
•Political Contribution Attestation
•Electronic Communication Attestation

Access Persons must promptly disclose any newly opened accounts under their Beneficial Ownership that have the ability to hold Reportable Securities. Failure to file required reports, failing to disclose all covered accounts, or by making inaccurate or misleading reports or statements concerning trading activity or securities accounts. Individual conduct can violate this Code even if no clients are harmed by such conduct.

Reportable Securities
“Reportable Securities” include any Security except the following, which are Non-Reportable Securities:

•Direct obligations of the Government of the United States;
•Bankers’ acceptances, bank certificates of deposit, commercial paper, and high-quality short-term debt instruments, including repurchase agreements;
•Shares issued by money market funds;
•Shares issued by open-end investment companies registered in the U.S., none of which are advised or underwritten by the Adviser or an affiliate;
•Interests in 529 college savings plans; and
•Shares issued by unit investment trusts that are invested exclusively in unaffiliated mutual funds.

Exchange-traded funds, or ETFs, are somewhat similar to open-end registered investment companies. However, ETFs are Reportable Securities and are subject to the reporting requirements contained in the Adviser’s Code of Ethics.

The term “digital asset” refers to an asset that is issued and/or transferred using distributed ledger or blockchain technology, including, but not limited to, “virtual currencies,” “coins,” and “tokens.” A particular digital asset may or may not meet the definition of “security” under the federal securities laws. If you have any questions as to whether your digital asset is reportable, contact the CCO.

If you did not have any transactions or account openings to report, this should be indicated in the quarterly certifications received through Hadrius, as these reports are required of all Access Persons, including those who have no transactions to report.

Exceptions from Reporting Requirements
There are limited exceptions to certain reporting requirements. Specifically, Access Persons are not required to submit:

•Quarterly reports for any transactions effected pursuant to an Automatic Investment Plan. However, any transaction that overrides the pre-set schedule or allocations of the Automatic Investment Plan must be included in a quarterly transaction report; or
•Any reports with respect to Reportable Securities held in accounts over which the Access Person had no direct or indirect influence or control, such as a blind trust, wherein the Access Person has no knowledge of the specific management actions taken by the trustee and no right to intervene in the trustee’s management.

Any investment plans or accounts for which an Access Person claims an exception based on “no direct or indirect influence or control” must be brought to the attention of the CCO who will, on a case-by-case basis, determine whether the plan or account qualifies for an exception and make a record of such determination. Unless and until such exception is granted, all applicable reporting requirements shall apply. The CCO may determine to obtain periodic attestations from the non-discretionary account broker that reaffirm the Access Person continues not to have influence or discretion over such accounts.  The Adviser requires that all Access Persons seeking a reporting exception for an account based on “no direct or indirect influence or control” submit such a request in writing to the CCO initially when the exception is first sought and no less than annually thereafter confirm in writing that the exception still applies.

Managed Accounts
The CCO may periodically request information or a certification from a party responsible for managing the account and may also periodically request reporting on the account to identify transactions that would have been prohibited pursuant to this Code of Ethics, absent the exception granted.

Review and Recordkeeping
The CCO shall review personal trading reports for all Access Persons no less than quarterly and will otherwise take reasonable steps to monitor compliance with and enforce this Code of Ethics. Evidence of the reviews shall be maintained in the Adviser's files. Another appropriately designated individual will review the CCO's personal securities trading reports.

The Adviser reserves the right to require the Access Person to reverse, cancel, or freeze, at the Access Person's expense, any transaction or position in a specific security if the Adviser believes the transaction or position violates its policies or appears improper. The Adviser will keep all such information confidential except as required to enforce this policy or to participate in any investigation concerning violations of applicable law.

•The CCO’s trades are reviewed by the designee. Upon review, the designee will initial and date each report received and document a written description of any issues noted. Personal trading that appears problematic may result in further inquiry by the designee.

Prohibited and Restricted Transactions
•Access Persons may not acquire or participate in an initial public offering without first seeking written approval from the CCO.

•Any Access Person wishing to purchase or sell a security obtained through a private placement must first seek written approval from the CCO. In addition, if an Access Person who owns a security in a private company knows that the company is about to engage in an IPO, he or she must disclose this information to the CCO.
•Participation in investment clubs must be approved in writing by the CCO in advance of any such participation.
•Rule 17j-1 under the Investment Company Act provides that an investment being considered for purchase or sale within 14 days of the proposed personal transaction should not be approved. Securities that have been sold in the past three (3) days should also not be granted pre-clearance approval.

Because no written policy can provide for every possible contingency, the CCO may consider granting additional exemptions from the Prohibitions on Trading on a case-by-case basis. Any request for such consideration must be submitted by the Access Person in writing to the CCO. Exceptions will only be granted in those cases in which the CCO determines that granting the request will create no actual, potential, or apparent conflict of interest.

Pre-Clearance
Access Persons are required to submit pre-clearance via Hadrius for the following personal securities transactions:

•Transactions in equity securities;
•Transactions in funds advised by the Adviser;
•Transactions in the underlying securities of any Fund advised by the Adviser, including cyrptocurrency;
•Direct or beneficial ownership in any security in an IPO;
•Direct or beneficial ownership in any security in a limited offering. A limited offering refers to private placements that are exempt from registration under Sections 4(2) or 4(5) of the Securities Act of 1933 or Rules 504, 505, and 506 thereunder; and
Transactions in any securities that are otherwise restricted by the Firm.
While the Adviser does not require pre-clearance of all Access Persons' personal securities transactions, the CCO may require pre-clearance of additional transactions at their discretion. If the CCO determines an exception/red flag based on regular reviews of an Access Person’s personal securities transactions, the CCO may require such person to obtain, in advance of future transactions, pre-clearance for all such transactions. In all such cases, the CCO shall determine the window in which a grant of pre-clearance is provided.

The CCO may make exceptions, in limited circumstances, to the pre-clearance requirements listed above where deemed appropriate and/or necessary. In such cases, the CCO will take appropriate precautions to ensure that improper trading activity, conflicts of intereset, and other potential issues are identified and mitigated.

How to Submit a Pre-Clearance Request to the CCO
Pre-clearance is obtained by submitting a “Personal Trade Pre-Clearance” request in Hadrius. If pre-clearance is obtained, the Access Person shall act promptly, taking the necessary steps to effectuate the IPO or private placement investment. All pre-clearance requests are valid for a period of 48 hours unless otherwise determined by the CCO.

The CCO may revoke a pre-clearance at any time up until the Access Person has made a firm commitment to invest. The CCO will explain to the Access Person why pre-clearance is required and have the Access Person sign an acknowledgment of understanding and acceptance. Records of the noted exceptions/red flags, remedial actions, and all related securities transactions will be maintained in the Company's files.

Restricted List
The Adviser has adopted a restricted list which includes companies and issuers in whose securities Access Persons are prohibited from trading without first receiving written clearance from the CCO. Access Persons must request pre-clearance for any security listed on the Adviser Restricted List.

When a trading request is submitted, the CCO will check the trade request against the list(s) of restricted securities maintained by the Adviser. The trade request then is either approved or rejected depending on how the request compares with the restricted lists.

The CCO maintains the restricted list and will distribute the restricted list to Access Persons when changes occur.

Issuers are placed on the restricted list due to one or more of the following reasons:

•The issuer is a client or an affiliate of a client of the Adviser;
•One or more of the Adviser’s clients holds concentrated positions in securities of the issuer;
•The Adviser or one or more of its Access Persons has inside information about the issuer;
•The CCO believes that trading in a specific company or issuer may present a conflict of interest to the Adviser or its clients.

Timing of Personal Transactions
When the Adviser is purchasing or selling, or considering for purchase or sale a Reportable Security on behalf of a client account, no Access Person with knowledge of such Adviser’s purchase or sale may effect a transaction in a Reportable Security prior to the client purchase or sale having been executed, or until the Adviser’s decision has been made not to pursue the transaction. Access Persons are permitted to purchase or sell Reportable Securities as part of the Adviser’s aggregated orders. Other exceptions include trades as a result of an automatic investment plan, dividend reinvestment plans, and approved third-party managed accounts.

Blackout Period
A reference in this policy to a “Blackout Period” includes both a Roll Blackout Period and an
Event-Specific Blackout Period.

Roll Blackout Periods
A number of times each year, each Fund “rolls” certain of its positions by closing, or selling, positions and reinvesting the proceeds from closing those positions in new positions. The roll for each Fund may take place over a period of several days. The “Roll Blackout Period” begins two business days before the roll commences for a Fund and ends two business days after the roll for such Fund has been completed. During a Roll Blackout Period for a Fund, no Covered Person may trade in the securities of such Fund. Such persons will be notified in advance of the dates of any Roll Blackout Periods.

Event-Specific Blackout Periods
From time to time, an event may occur that is material to a Fund and is known by only a few Covered Persons. For the period during which the event remains material and nonpublic (an “Event-Specific Blackout Period”), Covered Persons and such other persons as are designated by the CEO may not trade in the applicable Fund’s securities. The existence of an Event-Specific Blackout Period will not be announced, other than to those who are aware of the event giving rise to the blackout. If, however, a person whose trades are subject to pre-clearance requests permission to trade during an Event-Specific Blackout Period, the CEO will inform the requester of the existence of a Blackout Period, without disclosing the reason for the blackout. Any person made aware of the existence of an Event-Specific Blackout Period should not disclose the existence of the Blackout Period to any other person. The failure of the CEO to designate a person as being subject to an Event-Specific Blackout Period will not relieve that person of the obligation not to trade while aware of material nonpublic information.

Hardship Exceptions
A person who is subject to a Roll Blackout Period and who has an unexpected and urgent need to sell shares of any Fund in order to generate cash may, in appropriate circumstances, be permitted to sell such shares during a Roll Blackout Period. Hardship exceptions may be granted only by the CEO. Under no circumstance will a hardship exception be granted during an Event-Specific Blackout Period.

6.Sanctions and Reporting Violations of the Code

All disciplinary responses to violations of the Code shall be administered by the CCO, subject to approval by the President of the Adviser. Determinations regarding appropriate disciplinary responses will be administered on a case-by-case basis.

Violations of this Code of Ethics, or the other policies and procedures set forth in the Compliance Manual, may warrant sanctions including, without limitation, requiring that personal trades be reversed, requiring the disgorgement of profits or gifts, issuing a letter of caution or warning, suspending personal trading rights, imposing a fine, suspending employment (with or without compensation), making a civil referral to the SEC, making a criminal referral, terminating employment for cause, and/or a combination of the foregoing. Violations may also subject an Access Person to civil, regulatory, or criminal sanctions. No Access Person will determine whether he or she committed a violation of the Code of Ethics, or impose any sanction against himself or herself. All sanctions and other actions taken will be in accordance with applicable employment laws and regulations.

Access Persons must promptly report any suspected violations of the Code of Ethics to the CCO. To the extent practicable, the Adviser will protect the identity of an Access Person who reports a suspected violation. However, the Adviser remains responsible for satisfying the regulatory reporting and other obligations that may follow the reporting of a potential violation. The CCO shall be responsible for ensuring a thorough investigation of all suspected violations of the Code and shall maintain a report of all violations. Retaliation against any Access Person who reports a violation of the Code of Ethics is strictly prohibited and will be cause for corrective action, up to and including dismissal.

7.Insider Trading Policy

Section 204A of the Advisers Act requires every investment adviser to establish, maintain, and enforce written policies and procedures reasonably designed, taking into consideration the nature of such investment adviser’s business, to prevent the misuse of Material Nonpublic Information by such investment adviser or any Access person. Federal Securities Laws have been interpreted to prohibit, among other things, the following activities:

•Trading by an insider while in possession of Material Nonpublic Information;
•Trading by a non-insider while in possession of Material Nonpublic Information, where the information was disclosed to the non-insider in violation of an insider’s duty to keep it confidential;
•Trading by a non-insider who obtained Material Nonpublic Information through unlawful means such as computer hacking;
•Communicating Material Nonpublic Information to others in breach of a fiduciary duty; and
•Trading or tipping Material Nonpublic Information regarding an unannounced tender offer.

Teucrium forbids any Access Person from trading, either personally or on behalf of others, including Funds, based upon Material Non-Public Information (“MNPI”) about a publicly traded security, or communicating

MNPI to others in violation of the law. This conduct is frequently referred to as “insider trading.” Teucrium's policy applies to every Access Person and extends to activities within and outside their duties at Teucrium.

Who is an insider?

The term “insider trading” is not defined in the federal securities laws, but generally is used to refer to the use of MNPI to trade in securities (whether or not one is an “insider”) or the communications of MNPI to others.

The concept of “insider” is broad. It includes officers, directors, and employees of a company. In addition, a person can be a “temporary insider” if they enter into a special confidential relationship in the conduct of a company’s affairs and as a result, are given access to information solely for the company’s purposes. A temporary insider can include, among others, a company’s attorneys, accountants, consultants, bank lending officers, and the employees of such organizations. In addition, Teucrium may become a temporary insider of a company it advises or for which it performs other services. According to the Supreme Court, the company must expect the outsider to keep the disclosed non-public information confidential and the relationship must at least imply such a duty before the outsider will be considered an insider.

What is Material Information?

“Material information” generally is defined as information for which there is a substantial likelihood that a reasonable investor would consider it important in making their investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company’s securities. Information that Access Persons should consider material includes, but is not limited to:
•Merger or acquisition proposals or agreements;
•News of a significant sale of assets or the disposition of a subsidiary;
•Liquidation problems;
•Major contract awards;
•The gain or loss of a substantial customer or supplier;
•Pricing changes or discount policies;
•Notice of issuance of patents;
•Significant new products, processes, or discoveries;
•Major litigation or regulatory inquiries;
•Extraordinary management developments;
•Earnings estimates (or results);
•Changes in previously released earnings estimates;
•Current financial performance;
•Changes in dividend amounts or policies or the declaration of a stock split or the offering of additional securities; and/or
•Significant write-offs or restatements.
•Examples of material information include the following: dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, and extraordinary management developments.

What is Non-Public Information?

Information is "non-public until it has been effectively communicated to the marketplace. One must be able to point to some fact to show that the information is generally public. For example, information found in a report filed with the SEC, or appearing in Dow Jones, Reuters Economic Services, the Wall Street Journal, or other publications of general circulation would be considered public. Common examples of non-public information include information provided to a select group of analysts that is not made available to the investment community at large, information about a company that has not been disseminated by such company in a press release, or information received as a “tip” from a person who owes a duty of trust or confidentiality with respect to such information.

Penalties for Insider Trading

Any violation of this policy statement can be expected to result in serious sanctions by Teucrium, which may include dismissal of the persons involved.

Penalties for trading on or communicating MNPI are severe, both for individuals involved in such unlawful conduct and their employers. A person can be subject to some or all the penalties below, even if they do not personally benefit from the violation. Penalties include:
•Civil injunctions;
•Treble damages (triple the amount of compensatory/actual damages);
•Disgorgement of profits;
•Jail sentences;
•Fines for the person who committed the violation of up to three times the profit gain or loss avoided, whether or not the person actually benefited; and
•Fines for the employer or other controlling person of up to the greater of $100,000 or three times the amount of the profit gained, or loss avoided.

Procedures to Implement Policy Against Insider Trading

The purpose of these policies and procedures (the "Insider Trading Policies") is to educate our Access Persons regarding insider trading and to detect and prevent insider trading by any person associated with the Company. Every Access Person must follow these procedures or risk serious sanctions, including dismissal, substantial personal liability, and criminal penalties. If employees have any questions about these procedures, they should consult the CCO.

Identifying Insider Information

Before engaging in personal trading or trading for Funds in the securities of a company which has publicly traded securities (even if the information relates to such company’s non-publicly traded securities), Access Persons should ask the following questions about any information that may be MNPI prior to communicating such information to any person other than the CCO:
•Is the information material? Is this information that an investor would consider important in making their investment decisions? Is this information that would substantially affect the market price of the securities if generally disclosed?
•Is the information non-public? To whom has this information been provided? Has the information been effectively communicated to the marketplace (e.g., by being published in Reuters, the Wall Street Journal, or other publications of general circulation or made available broadly to security holders)?
•Has this information been obtained from a company or from another source (including an immediate family member) as a result of a breach of a duty of trust or confidence by that source?

If, after consideration of the above, there is a possibility that the information could be material and non-public, or if there are questions as to whether the information is material and non-public, the following steps should be taken:
•The matter should be reported immediately to the CCO.

•The securities should not be purchased or sold personally or on behalf of a Fund or for any of the Access Person’s Personal Accounts.
•The information should not be communicated inside or outside Teucrium, other than to the CCO.

After the CCO has reviewed the issue or consulted with counsel (as the CCO deems appropriate), the CCO will determine whether to:
•Continue the restriction on trading in such securities (by placing the security on the Restricted List (as defined below);
•Permit trading in such securities and communication of the information (either in Personal Accounts or Fund accounts);
•Create an “ethical wall” to limit the information to certain Access Persons and instruct the Access Person that they may communicate the information only to Access Persons that are appropriately “walled off” by confidentiality agreement or otherwise; or
•Take any other action the CCO deems appropriate.

Prohibited Use or Disclosure of Material Nonpublic Information
Access Persons are strictly forbidden from engaging in Insider Trading, either personally or on behalf of the Adviser or its clients. In certain situations, depending on facts and circumstances, Material Nonpublic Information may also be received subject to a confidentiality agreement. The CCO must approve all written confidentiality agreements relating to the receipt of Material Nonpublic Information. Any disclosure or use of Material Nonpublic Information in violation of such an agreement is prohibited.

Selective Disclosure

Nonpublic Information about the Adviser’s investment strategies may not be shared with third parties except as is necessary to implement investment decisions and conduct other legitimate business. The dissemination of such information may be a violation of the fiduciary duty that the Adviser owes to its clients.

Relationships with Potential Insiders

Third parties with whom the Adviser has a relationship, such as the Adviser’s analyst or researcher, may possess MNPI. Access to such information could come as a result of, among other things:

•Being employed or previously employed by an issuer (or sitting on the issuer’s board of directors);
•Working for an investment bank, consulting firm, supplier, or customer of an issuer;
•Sitting on an issuer’s creditors committee;
•Personal relationships with connected individuals; and
•A spouse’s involvement in any of the preceding activities.

An Access Person may become a temporary insider for a company he or she advises. Temporary insiders may also include a company’s attorneys, accountants, consultants, or bank lending officers.

Individuals associated with a third party who have access to Material Nonpublic Information may have an incentive to disclose the information to the Adviser due to the potential for personal gain. Access Persons should be extremely cautious about investment recommendations, or information about issuers that they receive from third parties. Access Persons should inquire about the basis for any such recommendations or information, and should consult with the CCO if there is any appearance that the recommendations or information are based on Material Nonpublic Information.

Rumors
Creating or passing rumors with the intent to manipulate securities prices or markets may violate the anti-fraud provisions of Federal Securities Laws. Such conduct is contradictory to the Adviser’s Code of Ethics, as well as the Adviser’s expectations regarding appropriate behavior of its Employees. Access Persons are prohibited from knowingly circulating rumors or sensational information with the intent to manipulate securities or markets.

This policy is not intended to prohibit appropriate communications between Access Persons of the Adviser and other market participants and trading counterparties.

Consult with the CCO if you have questions about the appropriateness of any communications.

Restricting Access to MNPI
If an Access Person is in possession of information that they have identified as material and non-public, such information may not be communicated to anyone, including persons within Teucrium, except as permitted by the CCO (who may authorize other Access Persons to be put behind an “ethical wall”). In addition, care should be taken so that such information is secure. For example, files containing MNPI should be sealed, and access to computer files containing MNPI should be restricted.

Resolving Issues Concerning Insider Trading
If after consideration of the items set forth above doubt remains as to whether such information is material or non-public, or if there is any unresolved question as to the applicability or interpretation of the foregoing procedures, or as to the propriety of any action, it must be discussed with the CCO before trading or communicating the information to anyone.

8.Gifts and Entertainment

Gifts or Entertainment may create an actual or apparent conflict of interest, which could affect, or appear to affect, the recipient's independent business judgment.

Access Persons are required to follow the standards below regarding the acceptance or giving of gifts and entertainment with respect to all business partners. Access Persons are expected to avoid any gifts or entertainment that:
•Could create an apparent or actual conflict of interest;
•Is excessive or would reflect unfavorably on Teucrium or its clients; or
•Would be inappropriate or disreputable in nature.

Access Persons may not take advantage of their position by requesting a gift or discount. They must not:

•Receive cash, cash equivalents, loans, or personal services on behalf of Teucrium, even if these fall within the limits outlined above. This includes gift cards or certificates if they can be redeemed for cash; or
•Receive special discounts unless they are available to all other Access Persons (e.g., a discount coupon from a retail store).

Access Persons must consult with the CCO if there is any question as to whether gifts or entertainment need to be pre-cleared and/or reported in connection with this policy and in relation to the “Pay to Play” policy set forth in the Adviser’s Compliance Manual. The prohibitions and limitations below do not apply to gifts or entertainment between an Access Person and a Adviser client who is an immediate family member of the Access Person. The policies below do not apply to giving and receiving normal gifts and entertainment to immediate family members (e.g., birthday and wedding gifts).

Gift Policy
A “Gift” is anything of value that is given or received with the intent or perceived intent to foster a legitimate business relationship. Gifts can include merchandise such as wine, gift baskets, or event tickets if the giver does not attend. No Access Person may receive any gift, service, or other thing of excessive value from any person or entity that does business with or on behalf of Teucrium. Generally, no Access Person may give or offer any gift of excessive value, determined to be amounts in excess of $500, to existing Clients, prospective clients, or any entity that does business with or on behalf of Teucrium without pre-approval by the CCO. Access Persons may not give or accept a Gift of cash or a cash equivalent in any amount.

Registered Representatives are prohibited from giving or receiving gifts that may appear lavish or excessive. Gifts may be given or received, so long as they are reasonable and not so frequent or extravagant as to raise any questions of impropriety. Gifts given or received cannot exceed $100 per person per calendar year and may not be preconditioned on achievement of a sale target or other incentives.

Entertainment Policy
“Entertainment” is a meeting, meal, or other activity where both the Access Person and the business partner are present and have the opportunity to discuss business, or any participant’s employer bears the cost. It does not include events that have been organized by Teucrium directly, such as receptions following an industry gathering or multi-client entertainment. If the business partner will not be present for the event, it will be considered a Gift, and Access Persons must abide by the Gift Policy above.

No Access Person may provide or receive entertainment that is lavish or excessive. If you are unsure whether entertainment is considered lavish or excessive, you should pre-clear such entertainment with the CCO prior to giving or receiving such enteraintment. Entertainment can be pre-cleared in Hadrius via the Gifts & Entertainment Disclosure.

These policies are not intended to prohibit normal business entertainment.

Gifts and Entertainment Given to Union Officials
Any gift or entertainment provided by the Adviser to a labor union or a union official in excess of $250 per fiscal year must be reported on Department Labor Form LM-10 within 90 days following the end of the Adviser’s fiscal year. Consequently, all gifts and entertainment provided to labor unions or union officials must be reported to the CCO in Hadrius via the Gifts & Entertainment Disclosure.

Access Persons should use the Gifts & Entertainment Disclosure in Hadrius to disclose all gifts and entertainment that may be subject to the Foreign Corrupt Practices Act, irrespective of value and including food and beverages provided during a legitimate business meeting.

9.Outside Business Activities
Access Persons must receive prior written approval from the CCO for any outside business activity that is:
•Investment related;
•Involves clients or potential clients;
•Relates to the business of the Adviser;
•Conflicts with or has the appearance of conflicting with the interest of the Adviser or its Clients;
•Involves serving as a financial officer of another entity;
•For which such Access Person is compensated; or

•That involves a substantial amount of time.

Access Persons may not borrow from or become indebted to any person, business or company having business dealings or a relationship with the Adviser, except with respect to customary personal loans (such as home mortgage loans, automobile loans, and lines of credit), unless the arrangement is disclosed in writing and receives prior approval from the CCO.

An Access Person may not participate in any business opportunity that comes to his or her attention as a result of his or her association with the Adviser or in which he or she knows that the Adviser might be expected to participate or have an interest, without:

•disclosing all necessary facts to the CCO;
•offering the particular opportunity to the Adviser; and
•obtaining written authorization to participate from the CCO.

With regard to clients that are a series of the Listed Funds Trust, Access Persons are prohibited from serving as a director or member of an advisory board of a company that is held as an investment by such clients, per that Trust's Policy Regarding Service as a Trustee/Director.

Any personal or family interest in any of the Adviser’s business activities or transactions must be immediately disclosed to the CCO. For example, if a transaction by the Adviser may benefit that Access Person or a family member, either directly or indirectly, then the Access Person must immediately disclose this possibility to the CCO.

If an Access Person receives written approval to engage in an outside business activity and subsequently becomes aware of a material conflict of interest that was not disclosed when the approval was granted, the conflict must be promptly brought to the attention of the CCO.

10.Anti-Corruption and Anti-Bribery

Under the Foreign Corrupt Practices Act (“FCPA”) Teucrium could face potentially serious civil and/or criminal penalties for offering, promising, paying, or authorizing any bribe, kickback, or similar improper payment to any foreign official, foreign political party or official or candidate for foreign political office in order to assist Teucrium in obtaining, retaining, or directing business, including investments in the funds. As a matter of policy, Teucrium complies with the FCPA. All Access Persons are required to carefully read this policy and to contact the CCO with any questions.

Under the FCPA, a “foreign official” includes any officer or employee of a foreign government or any department, agency, or instrumentality thereof. Importantly, all government employees are covered by this definition, as are employees of government-owned business entities and sovereign wealth funds. The FCPA also prohibits payments to third parties, such as a placement agent, with knowledge that a portion of the payment will be passed on to a foreign official. Actual knowledge is not required; constructive knowledge, or the expectation that a person should reasonably know something is sufficient.

In order to minimize the chance that Teucrium could violate the FCPA or similar foreign laws, Access Persons must obtain the written approval of the CCO prior to making any payment or giving anything of value (including paying for entertainment or travel-related expenses), or offering to do the same, to any:

•Official of a foreign government;

•Employee of any government-controlled foreign business;
•Sovereign wealth fund, employee, or representatives of a sovereign wealth fund, or third party associated with a sovereign wealth fund’s investment process or investment due diligence; or
•Foreign political party or official or candidate for foreign political office.

This policy applies without regard to the purpose or motivation behind the giving of such payment, gift, or other thing of value. The CCO may consult with legal counsel or outside compliance consultants to determine if such payments, gifts, or entertainment would implicate FCPA or other legal concerns. As a general matter, Teucrium does permit the giving of any such payments, gifts, or other things of value as described above. Any exceptions to this policy will be at the discretion of the CCO.

11.Political contributions

Teucrium has implemented the following restrictions to adhere to the “Pay-to-Play” Rule (Rule 206(4)-5) and to mitigate any associated risks.

Access Persons must request pre-clearance of all political contributions through a pre-clearance request in Hadrius. Upon commencement of employment, the CCO, or an appropriate Designee, will request reporting of all recent political contributions. The disclosure should include contributions made by Immediate Family as well.

Any political contributions made by others (e.g., spouses, domestic partners, family members, friends, placement agents, consultants, attorneys, businesses, etc.) at the direction or suggestion of a Access Person are considered to be made by that Access Person for purposes of this Code.

Political contribution reports should include the individual or election committee receiving the contribution, the office for which the individual is running, the current elected office held (if any), the dollar amount of the contribution or value of the donated item, and whether or not the Access Person is eligible to vote for the candidate.

The “Pay-to-Play” Rule allows for de minimis contributions by Teucrium or its Access Persons:
•Up to $350 per election for state and/or local candidates for whom the contributor is entitled to vote; or
•Up to $150 per election for state and/or local candidates for whom the contributor is not entitled to vote.
Access Persons are prohibited from:
•Making donations to charities with the intention of influencing such charities to become Clients or Investors of Teucrium;
•Making political contributions that may be perceived to improperly influence the award of government investment business;
•“Bundling”, pooling, or otherwise facilitating contributions or soliciting, directly or indirectly, contributions on behalf of candidates for state and local office and payments to state or local political parties without clear communication and approval from the CCO; and
•Running for public office without pre-approval from the CCO.

12.Electronic Communications

Teucrium’s policy is to retain all business communications which include all communications sent or received by the Adviser relating to, among other things, recommendations made or proposed to be made and any advice given or proposed to be given; any receipt, disbursement, or delivery of funds or securities; or the placing or execution of any order to sell any security. To facilitate Teucrium’s obligations regarding retention and storage of certain business communications, Supervised Persons shall only use the Teucrium email system,Zoom messaging, Bloomberg email, Bloomberg chat, and Teams Messaging for all internal and external business communications. Supervised Persons shall not communicate about company business internally or externally using personal email, other personal texting platforms (WhatsApp, internet chat rooms, or other messaging applications), or social media messaging functions (LinkedIn, Twitter, Facebook, etc.). When instances of messaging arise that are unprompted by Supervised Persons, those interactions should be redirected to Teucrium’s systems promptly.

The email system provided to employees, internet Supervised, and the Zoom messaging platform approved for communications are the property of the Adviser and should be used only for legitimate business purposes. Supervised Persons’ communications using these electronic resources are held to the same standard as all other business communications. Supervised Persons must act with good judgment, integrity, competence, dignity, and in an ethical manner when using electronic resources. Such resources may not be used to receive or transmit communications that are discriminatory, harassing, offensive, unlawful, or otherwise inappropriate.
Tone, meaning, and innuendo are often lost in electronic communications. Therefore, a joke that may have been funny to one employee and a recipient may not be funny to another employee, regulator, or a plaintiff’s attorney. Teucrium believes in conducting professional communication when done electronically and thus requires Supervised Persons to refrain from:
•Using foul or offensive language;
•Attaching or forwarding inappropriate or offensive attachments or pictures; or
•Discussing inappropriate subject matter.
The CCO and/or Designee shall periodically review the Firm’s electronic communications to ensure that all communications are done in accordance with Teucrium’s policies and procedures. Supervised Persons, on a regular basis, shall confirm their understanding and compliance with this Electronic Communications policy.

13.Social Media

Teucrium acknowledges its Employees’ right to host and post blogs and use social networking sites (i.e. LinkedIn, Facebook, Twitter, etc.). However, the use of social networking sites is prohibited for use as a means of communicating with Clients, sending Clients non-public information, and/or conducting business on behalf of the Adviser. The information posted on blogs and social networking sites is in the public domain and may be a reflection of Teucrium’s business and may cause Teucrium and its private funds to be in violation of the SEC’s advertising rules. To avoid misrepresentation of Teucrium and to avoid any violations of the SEC’s advertising rules, Teucrium has adopted the following guidelines for Employees who choose to participate in social networking and become involved with other forms of online publishing or discussions:
•Conduct all personal internet social networking on personal equipment during non-working hours so as not to interfere with primary job responsibilities or company equipment;
•Refrain from conducting or discussing Teucrium-related business on personal social media sites;
•Do not use the email or messaging function on any personal social media network site to communicate business-related information;
•Refrain from using, disclosing, or posting Client, investor, or Teucrium’s confidential information or documents including financial information, performance information, and information regarding prospective business;
•Do not host or maintain a blog or website regarding the financial industry or the Firm’s technology without the prior permission of the CCO and/or Designee;
•Clearly identify comments, views, and opinions regarding the financial industry as your own;

•Professional biographies listed on social networking sites must be truthful and accurate. They may contain names, titles, contact information, and background;
•The use of testimonials or recommendations on social networking sites is prohibited;
•No website page may be created for any site without approval from the CCO and/or Designee;
•Refrain from posting information about Teucrium on public sites that could be construed as an advertisement under the Marketing Rule;
•Refrain from sharing proprietary information about the Adviser’s operations or investment decisions;